SunEdison and Greenlight Capital
Agree to Corporate Governance Initiatives

MARYLAND HEIGHTS, Mo., and NEW YORK, Jan. 27, 2016 /PRNewswire/ -- SunEdison, Inc. (NYSE: SUNE), the largest global renewable energy development company, and Greenlight Capital, Inc., today announced two mutually agreed upon corporate governance initiatives.
Under the arrangement, SunEdison’s Board of Directors appointed Claire Gogel as an independent director, effective immediately. Ms. Gogel is a private investor and a former Partner at Greenlight Capital, with 20 years of experience in portfolio and hedge fund management. She will also be joining the Nominating and Corporate Governance Committee and the Finance and Investment Committee of SunEdison’s Board of Directors.
Under the same arrangement, following the closing of its pending acquisition of Vivint Solar, SunEdison will amend its bylaws to provide that, for a period of two years, the Company will not be permitted to make equity issuances without a supermajority vote of the Board (which is not obtained if two or more directors vote against such issuances), except in limited circumstances. This bylaw amendment will not affect any of the Company’s contractual commitments existing at the time it is adopted. Until the bylaw amendment is effective, the Company will consult with Greenlight Capital regarding issuances of equity securities, with certain exceptions.
Emmanuel T. Hernandez, Executive Chairman of the Board of SunEdison, said: “As we work to navigate current market conditions, we are very pleased that we will have the benefit of tapping the expertise of a highly-qualified director endorsed by a significant shareholder. We also believe that the new bylaw amendment makes clear our unequivocal commitment to SunEdison and its common shareholders.”
Kirkland & Ellis LLP served as legal advisor to SunEdison on the arrangement, while Willkie Farr & Gallagher LLP advised Greenlight Capital.

About SunEdison
SunEdison is the largest global renewable energy development company and is transforming the way energy is generated, distributed, and owned around the world. The company develops, finances, installs, owns and operates renewable power plants, delivering predictably priced electricity to its residential, commercial, government and utility customers. SunEdison is one of the world's largest renewable energy asset managers and provides customers with asset management, operations and maintenance, monitoring and reporting services. Corporate headquarters are in the United States with additional offices and technology manufacturing around the world. SunEdison's common stock is listed on the New York Stock Exchange under the symbol "SUNE." To learn more visit www.sunedison.com.

Forward-Looking Statements
This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve estimates, expectations, projections, goals, assumptions, known and unknown risks, and uncertainties and typically include words or variations of words such as “anticipate,” “believe,” “intend,” “plan,” “predict,” “outlook,” “objective,” “forecast,” “target,” “continue,” “will,” or “may” or other comparable terms and phrases. All statements that address operating performance, events, or developments that SunEdison expects or anticipates will occur in the future are forward-looking statements. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive, and regulatory factors, many of which are beyond SunEdison’s control and are described in SunEdison’s Form 10-K for the fiscal year ended December 31, 2014, as well as additional factors it may describe from time to time in other filings with the Securities and Exchange Commission. Forward-looking statements provide SunEdison’s current expectations or predictions of future conditions, events, or results and speak only as of the date they are made, but SunEdison can give no assurance that these expectations and assumptions will prove to have been correct and actual results may vary materially. SunEdison disclaims any obligation to update or revise any forward-looking statement, except as required by law.

Media:
Ben Harborne
bharborne@sunedison.com
(650) 474-1631

Investors/Analysts:
R. Phelps Morris
pmorris@sunedison.com
(314) 770-7325